EXHIBIT 99.1


FOR IMMEDIATE RELEASE

             ZITEL REPORTS ON STATUS OF COMBINATION WITH
             MATRIDIGM CORPORATION AND YEAR-END RESULTS

            FREMONT, CA, December 21, 1998 -- Zitel Corporation (Nasdaq:
ZITL) today announced that it has re-structured the planned transaction to combine with MatriDigm Corporation. Instead of the planned merger, Zitel will convert $3,200,000 of notes receivable plus accrued interest into MatriDigm preferred stock. Zitel's resulting ownership in MatriDigm will increase to approximately 58%. As part of the revised plan, the merger agreement is being terminated. The modified transaction is expected to close in January 1999. Discussions to combine the companies have been suspended but may be re- instated at a later date.

            Zitel also reported results for the fourth fiscal quarter and year ended September 30, 1998. The Company announced revenue of $4,022,000 for the fourth quarter of fiscal 1998 versus revenue of $6,258,000 for the same quarter of the prior year. Prior year revenue included $3,154,000 in sales and services related to the storage business unit, which was disposed of in the third quarter of the current fiscal year, and $728,000 in royalty revenue which terminated in April 1998. Revenue from the Datametrics division increased 54% to $3,651,000 during the current quarter from $2,376,000 for the same quarter of the prior year. As a result of the delay in the materialization of the Y2K market and the disappointing revenue results, to date, by MatriDigm, the Company wrote off its investment, loans, notes, and bank guarantee of $10,616,000. In addition, the results included charges associated with the final wrap up of the storage business unit of approximately $1,670,000 and costs associated with the subordinated debentures of $1,058,000. The resulting net loss for the quarter was $14,691,000 or $0.74 per share versus a net loss of $7,046,000 or $0.46 per share for the same quarter of the prior year. Weighted average shares outstanding in the fourth quarter of fiscal 1998 were 19,923,000 compared to 15,439,000 for the fourth quarter of fiscal 1997.

            For the twelve months ended September 30, 1998, the Company reported revenue of $21,700,000 versus $17,966,000 for the prior year and a net loss of $43,205,000 or $2.48 per share for the current year versus a net loss of $17,501,000 or $1.15 per share for the prior year. Weighted average shares outstanding in fiscal 1998 were 17,433,000 compared to 15,222,000 for fiscal 1997. Subsequent to the end of the year, the remaining outstanding $4,585,000 of the $10,000,000 Subordinated Convertible Debentures converted to approximately 1,250,000 of common stock.

            "The decision to write off the balance of our investments in and advances to MatriDigm was both difficult and troubling because the size and amount of opportunities currently being negotiated by Zitel and MatriDigm today are larger and appear to be closer to completion than in the past," commented Jack H. King, President and CEO, "but without executed contracts to support the value, we reluctantly concluded that the most conservative course was to reserve the balance."

             "As to the re-structuring of the transaction with MatriDigm," continued Mr. King, "the resulting benefits to the shareholders are substantially better than the prior plan. With the change in ownership to 58%, MatriDigm's financial results will be consolidated with Zitel's financial statements for reporting purposes. In addition, most of the infrastructure and business items in the original definitive agreement are expected to be implemented."

            "Zitel has emerged from fiscal 1998 considerably battered and bruised but with an adequate balance sheet and two business units with strong prospects for the future," King concluded. "Once the costs of the terminated merger are behind us, the Company should be positioned to return to profitability."

            This press release contains projections and other forward-looking statements regarding future events or the future financial performance of the Company. These statements are only predictions and actual events or results may differ materially. Refer to the documents the Company files from time to time with the Securities and Exchange Commission. These documents contains and identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements in this press release.

            Zitel Corporation is an Information Technology company specializing in systems optimization, modeling and search technology. The Company's Year 2000 services include consulting, project management, planning, analysis, code conversion, and testing. Zitel's headquarters are located at 47211 Bayside Parkway, Fremont, CA 94538. Telephone: (510) 440-9600 or (800) 622-5020. FAX: (510) 400-9696. http://www.zitel.com. For information on Year 2000 services, call (888) FIND-FIX. Visit Zitel's web site for information and instructions to receive press releases via e-mail.


            Consolidated Financial Summary follows.

            Zitel is a registered trademark of Zitel Corporation. All other product names and brand names are trademarks or registered trademarks of their respective holders.




                                Zitel Corporation
                    CONSOLIDATED SUMMARY OF FINANCIAL STATEMENTS

                       Consolidated Statements of Operations
                        (In Thousands Except Per Share Data)



                                         Three Months Ended          Twelve Months Ended
                                       9/30/98*      9/30/97*       9/30/98        9/30/97
                                       -------       -------        -------        -------
Net Sales                          $     4,022   $     5,530   $     20,159   $    12,626
Royalty Revenue                             -           728           1,541         5,340
  Total Revenue                          4,022         6,258         21,700        17,966
Cost of goods sold                       1,915         3,058         12,155         9,301
Research & development expenses            851         2,598          6,419         7,504
Selling, general and
administrative expenses                  4,538         5,679         24,012        14,468
Loss on impairment of assets               105            -           2,061            -
Loss from unconsolidated company        10,616            -          10,616            -
Acquisition of in-process
research & development expenses             -             -              -          6,600
  Operating loss                       (14,003)       (5,077)       (33,563)      (19,907)
Other expense                              735         1,969          3,142         2,097
  Loss before income taxes             (14,738)       (7,046)       (36,705)      (22,004)
Provision (benefit) for income
taxes                                      (47)            0          6,500        (4,503)
  Net loss                         $   (14,691)   $   (7,046)   $   (43,205)   $  (17,501)
Net loss per share                 $      (.74)   $     (.46)   $     (2.48)   $    (1.15)
Number of shares used in per
share calculation                       19,923        15,439         17,433        15,222





                     Consolidated Balance Sheets
                           (In Thousands)


                                   September 30, 1998    September 30, 1997
Assets
Current Assets
  Cash and cash equivalents       $       6,589         $       4,224
  Short-term investments                    -                   9,596
  Accounts receivable                     3,579                 6,547
  Inventories                               -                   3,050
  Deferred and refundable taxes             208                 3,540
  Other current assets                      749                   993
   Total current assets                  11,125                27,950
Fixed assets, net                         1,311                 3,700
Other assets, net                         5,634                17,644
  Total assets                    $      18,070         $      49,294

Liabilities and shareholders'
equity
Current liabilities
  Accounts payable                $       3,585         $       4,768
  Accrued liabilities                     3,666                 4,419
  Total current liabilities               7,251                 9,187
Convertible subordinated
debenture                                 4,585                24,161
  Total Liabilities                      11,836                33,348

Shareholders' equity
  Common Stock                           60,574                27,081
  Accumulated deficit                   (54,340)              (11,135)
      Total shareholders' equity          6,234                15,946
      Total liabilities and
      shareholders' equity         $     18,070          $     49,294




*Three months ended 9/30/97 and 9/30/98 are unaudited.